As filed with the Securities and Exchange Commission on November 24, 2010
Registration No. 333-106547

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NYMAGIC, INC.
 (Exact name of Registrant as specified in its charter)

New York	13-3534162
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

919 Third Avenue
New York, New York  10022
(212) 551-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul J. Hart, Esq.
General Counsel and Secretary
919 Third Avenue, 10th Floor
New York, New York 10022
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Michael J. Aiello, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
(212) 310-8552

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer		Accelerated filer	X

Non-accelerated filer	(do not check if smaller reporting company)	Smaller reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by NYMAGIC, INC., a New York corporation (the “Company”) removes from registration all shares of common stock, par value $1.00 per share (“Common Stock”) of the Company, registered under the Registration Statement on Form S-3 (Registration Number 333-106547) filed by the Company on June 27, 2003 (as amended, the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 4,950,000 shares of Common Stock.

On November 23, 2010, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2010, among the Company, ProSight Specialty Insurance Holdings, Inc., a Delaware corporation (“Parent”), and PSI Merger Sub Inc., a New York corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.  The Merger became effective on November 23, 2010, pursuant to a Certificate of Merger filed with the Secretary of State of the State of New York.

As a result of the Merger, the Company has terminated all offerings of its equity securities pursuant to its existing registration statements, including the Registration Statement.  The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 24, 2010.

NYMAGIC, INC.

By:	/s/ Paul J. Hart
Name: Paul J. Hart
Title: General Counsel and Secretary